Exhibit 99.3

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

POC22-0114

Precision Optics Announces Updated Implementation Date of 1-for-3 Reverse Stock Split in Preparation for Planned Uplisting to Nasdaq

GARDNER, MA, November 2, 2022. Precision Optics Corporation, Inc. (OTCQB: PEYE) (the “Company”) announced today that the planned 1-for-3 reverse split of its common stock became effective after the close of business on Tuesday, November 1, 2022 (the “Effective Time”). The stock will begin trading on a split-adjusted basis when the market opens on November 2, 2022. Temporarily (for a maximum of 20 trading days), the ticker symbol for the Company’s common stock will show as “PEYED” instead of PEYE.

The reverse stock split is expected to facilitate the Company’s listing application with Nasdaq. Among other conditions, that listing requires that the Company’s closing stock price for 5 consecutive trading days is at least $3.00 and that the 30-day split-adjusted average daily volume is at least 2,000 shares. Subject to satisfying those conditions, Company management anticipates that the Nasdaq listing will likely occur in the coming weeks.

As a result of the reverse stock split, every 3 outstanding shares of common stock were exchanged for 1 share of common stock. No fractional shares are being issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share will instead be entitled to receive cash (computed at the 5-day average closing price, rounded up to the nearest cent), without interest and subject to applicable withholding taxes. Those who hold Company common stock in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders who hold of record will be receiving information about their shares from the Company’s transfer agent, Computershare Trust Company, N.A.

The reverse stock split reduces the number of shares of Company’s common stock outstanding from 16,915,089 shares to approximately 5,638,302 shares. The reverse stock split affects all stockholders uniformly and does not alter any stockholder’s percentage interest in the Company’s equity, except for the purchase of the holder’s fractional shares.

About Precision Optics Corporation

Founded in 1982, Precision Optics is a vertically integrated optics company primarily focused on leveraging its proprietary micro-optics and 3D imaging technologies to the healthcare and defense/aerospace industries by providing services ranging from new product concept through mass manufacture. Utilizing its leading-edge in-house design, prototype, regulatory and fabrication capabilities as well as its Lighthouse Imaging division’s electronic imaging expertise and its Ross Optical division’s high volume world-wide sourcing, inspecting and production resources, the Company is able to design and manufacture next-generation product solutions to the most challenging customer requirements. Within healthcare, Precision Optics enables next generation medical device companies around the world to meet the increasing demands of the surgical community who require more enhanced and smaller imaging systems for minimally invasive surgery as well as 3D endoscopy systems to support the rapid proliferation of surgical robotic systems. In addition to these next generation applications, Precision Optics has supplied top tier medical device companies a wide variety of optical products for decades, including complex endocouplers and specialized endoscopes. The Company is also leveraging its technical proficiency in micro-optics to enable leading edge defense/aerospace applications which require the highest quality standards and the optimization of size, weight and power. For more information, please visit www.poci.com.

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About Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company’s future activities or future events or conditions. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by the Company’s management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company’s annual report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Company Contact:

PRECISION OPTICS CORPORATION

22 East Broadway

Gardner, Massachusetts 01440-3338

Telephone: 978-630-1800

Investor Contact:

LYTHAM PARTNERS, LLC

Robert Blum

Phoenix | New York

Telephone: 602-889-9700

peye@lythampartners.com

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